Exhibit 99.1

Contact:

Mary T. Conway

Conway Communications

781-772-1679

mary.conway@schange.com

FOR IMMEDIATE RELEASE

SeaChange Strengthens Leadership Team

ACTON, Mass., April 5, 2019 – SeaChange International, Inc. (NASDAQ: SEAC), a leader in video delivery platforms, today announced that Mark J. Bonney has been named Executive Chair. In that capacity, Mr. Bonney will assume the duties of Chairman of the Board and the principal executive officer of the Company. Mr. Bonney will work closely with the company’s management team to implement the company’s strategy, manage the company’s operations and further develop leadership of the company. Each of the executive team members – Yossi Aloni, Chief Commercial Officer; Peter Faubert, Chief Financial Officer; Marek Kielczewski, Chief Technology Officer, and David McEvoy, General Counsel – will continue their operational roles and report to Mr. Bonney, and the interim Office of the CEO will be disbanded.

“We are very fortunate that Mark has recently become available following the merger of his previous company and that he stepped up to this new leadership role at a pivotal point for SeaChange,” said William Markey, former Chairman of the SeaChange Board of Directors. “The Board is determined to continue supporting the talented and experienced group of executives at SeaChange as they work diligently together to achieve the company’s overall goals and strategies, and we believe Mark’s new role will greatly assist them in this goal.”

Mr. Bonney commented, “I’m very enthusiastic about the opportunity to work more directly with the executive management team and all employees at SeaChange at this critical time. I have great respect for the expertise and dedication of the current management team, and I am committed to enabling them to implement the strategies and actions necessary to drive growth at the Company, for the benefit of our shareholders, customers and employees.” Mr. Bonney added, “I would like to thank the Board members for their confidence and especially thank William for his service as Chair and for relinquishing that role to facilitate my bringing day-to-day leadership to the Company.”

The Board of Directors made several additional changes to its composition, naming Jeffrey Tuder as Chair of the Audit Committee and Andrew Sriubas as Chair of the Compensation Committee, replacing Mr. Bonney in those important board roles. William Markey will remain Chair of the Nominating and Governance Committee.

About Mark Bonney

Mr. Bonney brings more than 35 years of senior financial, operational and executive leadership experience with middle-market high tech companies in the U.S. and abroad. He has a record of substantially increasing shareholder value in these companies through significantly improving profitability, often in very challenging situations. Mr. Bonney most recently served as Chief Executive Officer, President, and an Executive Director of the Board of RhythmOne plc, a global advertising technology company, beginning in May 2018 until April 1, 2018, at which time Mr. Bonney resigned in connection with the sale of RhythmOne to Taptica International Ltd. Previously, Mr. Bonney served as President and Chief Executive Officer of MRV Communications, Inc. (NASDAQ: MRVC) from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017.

Mr. Bonney is a Director of Zix Corporation and serves as a member of its Audit Committee and Nominating & Corporate Governance Committees. He also serves as a Director of Community eConsult Network, Inc., a not-for-profit corporation engaged in medical consultative services, and is Chairman Emeritus of Community Health Centers, Inc. Mr. Bonney has held senior financial and management roles at Black & Decker, Zygo Corporation, Axsys Technologies, Inc., American Bank Note Holographics, Inc. and Direct Brands leading up to Chief Financial Officer, President and Chief Executive Officer.

In addition to his current directorships, he has previously served as a director of Axsys, American Bank Note Holographics, Threecore, Inc., ASearch LLC and Sigma Designs, Incorporated. Mr. Bonney also founded and served as former Chairman of the Angel Investor Forum. Mr. Bonney holds a BS in Business Administration from Central Connecticut State University and an MBA in Finance from the University of Hartford.

About SeaChange International

For 25 years, SeaChange (Nasdaq: SEAC) has pioneered innovative solutions to help video providers around the world manage and monetize their content. As the video industry rapidly evolves to meet the “anytime, anywhere” demands of today’s viewers, SeaChange’s comprehensive content, business, viewer experience and advertising management solutions provide a mature, network-agnostic, cloud-enabled platform of scalable core capabilities that video service providers, broadcasters, content owners and brand advertisers need to create the personalized, indivisual™ experiences that drive viewer engagement and monetization. For more information, please visit www.seachange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including future operations, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Company from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2018. Any forward-looking statements should be considered in light of those risk factors. The Company cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.